UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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QUALITY SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 16, 2012

QUALITY SYSTEMS, INC. FILES DEFINITIVE PROXY MATERIALS

Company Mails Proxy Materials to Shareholders

Materials Include Letter to Shareholders Highlighting Board Nominees’ Proven Track Record of

Growth and Performance and Strategy for Further Growth and Profitability

Urges Shareholders to Vote for QSI Board Nominees

IRVINE, Calif. – (Business Wire) – Quality Systems, Inc. (NASDAQ:QSII) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission (SEC) in connection with its upcoming 2012 Annual Shareholders’ Meeting that will be held on August 16, 2012. In addition, the company sent a letter to shareholders today seeking their support in the election of its eight highly qualified nominees to the Board of Directors. The nominees include Steven Plochocki, Craig Barbarosh, George Bristol, Mark Davis, Russell Pflueger, Sheldon Razin, Lance Rosenzweig and Maureen Spivack.

In the letter, QSI outlined the Board and management team’s strategy to maximize shareholder value, uphold the highest standards of corporate governance and plans to drive growth and profitability. Continued execution of QSI’s successful strategy has positioned the company to capitalize on developing trends in the healthcare industry, and allowed QSI to demonstrate a proven track record of performance, including:

•	For the fiscal year ended March 31, 2012, revenue increased by 22% and fully-diluted earnings per share increased by 21%.

•	Over the past five fiscal years, revenue and earnings per share have grown at a compound annual growth rate of 23% and 18%, respectively.

•

During fiscal 2012, the company generated $77 million in cash flows from operating activities, placing QSI in its strongest ever cash position and allowing it to invest in its businesses and technology, and increase its dividends to shareholders during the fiscal year.

•

The completion and integration of nine self-funded acquisitions over the past four years, reflecting management’s ability to identify and capitalize upon key opportunities within the changing healthcare IT sector.

A copy of the letter follows:

PROTECT YOUR INVESTMENT

VOTE THE ENCLOSED WHITE PROXY CARD TODAY

Dear Fellow Shareholders:

Enclosed are Quality Systems, Inc.’s proxy materials for the upcoming annual meeting of shareholders on August 16, 2012. This is a very important meeting, and your participation is critical. The outcome of the meeting could affect control of the Board of Directors, and therefore, the value of your investment in Quality Systems.

We encourage you to read these materials carefully and vote the enclosed WHITE proxy card promptly FOR our eight director nominees — Craig Barbarosh, George Bristol, Mark Davis, Russell Pflueger, Steven Plochocki, Sheldon Razin, Lance Rosenzweig and Maureen Spivack.

Our director nominees, including seven current directors and Mark Davis, a new, highly qualified candidate, are dedicated to:

•	Building on the Company’s successful strategy and track record of growth and profitability;

•	Staying on the forefront of developing technology in the healthcare industry by reinvesting in new product and service development initiatives;

•	Continuing to pursue acquisitions that further the Company’s growth and technology initiatives;

•	Maintaining the highest standards of corporate governance; and

•	Maximizing value for ALL Quality Systems shareholders.

We want you to know that Ahmed Hussein, a dissident shareholder and current Board member, has declared his intention to once again wage a proxy contest — this time for control of your Board of Directors. This is Mr. Hussein’s fourth attempt in the past eight years to unilaterally nominate directors to the Board of Directors and his third proxy contest. Mr. Hussein has failed to obtain any meaningful support in his prior proxy solicitations, but has imposed significant expense on the Company. You may have already received proxy materials from Mr. Hussein. We urge you to discard Mr. Hussein’s gold proxy card and not pay attention to his rhetoric of manufactured corporate governance issues. We believe his motivation is simple: to take control of the Board of Directors — and we believe this would put the value of your investment at great risk.

PROTECT THE VALUE OF YOUR QUALITY SYSTEMS INVESTMENT!

VOTE THE ENCLOSED WHITE PROXY CARD FOR QSI’S DIRECTOR NOMINEES TODAY!

Quality Systems has greatly benefited from rapidly evolving conditions in healthcare delivery, brought on by major demographic, industry and regulatory developments. Ongoing industry changes will continue to fuel significant opportunities to build on our record of strong growth in revenue and earnings. QSI’s Board nominees and management team have a proven track record and winning strategy to anticipate and take advantage of these market opportunities.

QSI Board and Management Team — a Proven Track Record of Performance …

The Company’s strong track record of revenue and earnings growth is near the top of the industry and is clear evidence that the Board’s and management’s strategy has been successful.

•	For the fiscal year ended March 31, 2012, revenue increased by 22% and fully-diluted earnings per share increased by 21%.

•	Over the past five fiscal years, revenue and earnings per share have grown at a compound annual growth rate of 23% and 18%, respectively.

•

During fiscal 2012, we generated $77 million in cash flows from operating activities, placing QSI in a stronger cash position than ever and allowing the Company to invest in our businesses and technology and to increase our dividends to shareholders during the fiscal year.

•

The completion and integration of nine self-funded acquisitions over the past four years is indicative of management’s ability to identify and capitalize upon key opportunities within the changing healthcare IT sector.

… and the Continuity of a Winning Strategy …

Our Board nominees and management team offer QSI shareholders what we believe is a winning strategy to capture significant opportunities for continued revenue and earnings growth in this rapidly changing marketplace.

Continued Growth of our Core Businesses

QSI, through its NextGen Healthcare subsidiary, will continue to pursue significant opportunities to sell its electronic health record (EHR) and complementary solutions. Industry estimates indicate that the addressable market for EHR solutions is only approximately 40 to 50% penetrated. We are only in the second year of government incentive payments to physicians and hospitals, and we anticipate continued opportunity in this market as incentive payments drive further adoption. NextGen’s ambulatory EHR currently is fourth in Medicare attestations, showing its strength in enabling our customers to demonstrate meaningful use. As the government’s requirements for achieving meaningful use and receiving incentive payments become more stringent, we believe that proven vendors, like NextGen, will separate from the pack as physician groups replace systems by vendors that cannot meet these requirements.

Focusing on Opportunities to Sell Complementary Products

We see significant potential for cross-selling new solutions to our existing customer base and bundling multiple solutions for sale to new customers. Over the last several years, we have established four business divisions, led by experienced managers, to provide focused leadership to develop the business plans, technology and infrastructure required to successfully introduce new complementary software and service offerings. At the same time, we have worked to tightly integrate many of these new solutions with our existing software to further strengthen our ability to cross-sell within our existing customer base for each of our product lines and win multi-solution deals with new customers.

For example, earlier this year, we announced that IASIS Healthcare LLC had agreed to deploy our RCM Services to its network of 19 hospitals across seven states. IASIS, which already had licensed our Ambulatory EHR software, initially selected our Practice Management solution to enhance its financial workflows, but later decided to implement our revenue cycle management (RCM) services in order to quickly and effectively roll out a new financial system across its enterprise. In addition, in May 2012, we announced a new agreement with Norton Sound Health Corporation, headquartered in Nome, Alaska, to deploy our Ambulatory EHR, Ambulatory Practice Management, Inpatient Clinicals, Inpatient Financials and other solutions for its 15 health centers located throughout the region.

Continued Development and Acquisition of Innovative Solutions

Quality Systems seeks to stay on the forefront of developing technology in our industry. In addition to ongoing enhancements to our core software products, we are developing and acquiring new technologies to capitalize on future growth opportunities and to support healthcare delivery models such as the Accountable Care Organization (ACO) model discussed below. The following are some examples of recently introduced enhancements and solutions:

•

Recent enhancements to our Ambulatory EHR solution provide physicians with automated outcomes reporting, enhanced disease management capabilities and a new user interface that make the latest version of our EHR more intuitive and easier to use.

•

Our new patient population management solution allows physicians to monitor patient compliance with treatment plans and to track, capture and process revenue associated with proactive patient communication and care.

•	Our performance management suite provides sophisticated self-service analytics to help healthcare organizations meet reporting needs for regulatory, clinical and key financial performance indicators.

•

Our NextPen® solution is an innovative digital pen device that quickly and accurately captures patient data for transfer to our Ambulatory EHR solution, eliminating paper entry and transcription costs while improving operational efficiency.

•

Our NextGen® Mobile solution allows providers to access records and perform various services (such as viewing and making appointments, documenting phone calls and updating components of the patient’s record) from a variety of handheld devices.

•

New surgical management and enterprise scheduling solutions offered by our Hospital Solutions Division enable hospitals to improve patient, resource and staff management to increase capacity and efficiency of surgical operations.

•

Our Health Information Exchange is a highly secure data exchange and repository that enables electronic transfer of clinical information among disparate healthcare information systems within a region, community or hospital system.

In addition to the currently available solutions described above, we are in the process of developing new ambulatory, hospital and dental software-as-a-service offerings that will rely on cloud-based architecture and allow QSI to increase its recurring revenue.

Enabling New Healthcare Delivery Models

QSI is at the forefront of enabling new healthcare delivery models such as Accountable Care Organizations, Patient-Centered Medical Home and Fee for Performance. Many of the new products and enhancements described above address growing demands of healthcare providers to find more effective ways to deliver care, manage costs and improve outcomes.

Expand Revenue Cycle Management Capabilities

We see significant opportunity to grow our RCM services business, as the industry seeks to reduce costs by outsourcing billing and collection activities. We have established a dedicated business unit, NextGen RCM Services, to expand our capabilities in RCM. Your Board and management are actively looking to capitalize on the growth and potential we see in this line of business, in particular by extending our current RCM capabilities into the dental and hospital markets. As described below, we recently acquired Matrix Management Solutions to increase our RCM footprint.

Continued Growth through Acquisitions

Your Board nominees and management team continually evaluate acquisition opportunities of all sizes. A core part of our acquisition strategy is to use “bolt-on” acquisitions to fill a strategic gap or kick-start our entry into newer business lines. For example, we recently acquired Matrix Management Solutions to expand our RCM offering, and we acquired The Poseidon Group to expand the emergency department capabilities of our Hospital Solutions customers. We also have considered and will continue to consider larger, more transformative transactions. Regardless of the transaction size, we will continue to focus on acquisitions that provide a strategic benefit for the Company and make financial sense for our shareholders. In the past four years, we have made nine acquisitions that have helped grow the Company and solidify its market position. At the same time, we have been disciplined in our pursuit of acquired businesses and have rejected acquisitions, both large and small, because they were strategically or culturally incompatible or were not financially accretive.

As we look ahead, acquisitions will continue to be an important component of our core growth strategy.

Expand Offshore Capabilities to Capture Cost Efficiencies

As we look ahead to capture growth opportunities, your Board and management team also are working to achieve cost efficiencies that will increase our margins. Our expanding use of offshore capabilities — in particular for software development and other back office functions — is one example. Our growing technology innovation center in Bangalore, India currently employs more than 150 technologists and engineers, significantly increasing the breadth and efficiency of our product development expertise.

Extend International Distribution Channels

International expansion is another key area of focus in our growth strategy, as evidenced by our first international distribution partnership agreement with Dell and Puerto Rico Hospital announced in June 2012.

Hussein’s “Plan” — Where’s the Value to QSI Shareholders?

Our Company offers a comprehensive strategy and proven track record of execution under its Board nominees and management team. Contrast this with Mr. Hussein’s strategic “plan” which, once again, we believe lacks the detail that only expertise and experience can deliver and offers QSI shareholders little in terms of value creation. Interestingly, many of his “proposals” are Company initiatives being executed under the guidance of our current Board and director nominees.

Indeed, Mr. Hussein’s track record — in the boardroom and in his SEC filings — suggests that he is more interested in making vague and, in our opinion, misleading, references to self-manufactured corporate governance “issues” than in offering strategic insight. The fact of the matter is that QSI maintains a high corporate governance ranking, both in terms of its peer group and the industry, on issues including board structure, shareholder rights and executive compensation. In addition, the QSI Board nominees are committed to continuing to improve and maintain the highest standards of corporate governance.

Please don’t be misled. We believe that Mr. Hussein’s claims about corporate governance are meritless as usual and that his proxy solicitation is just a veiled attempt to take over your Board with little more than a copycat strategy of initiatives that the QSI Board nominees and management team already are executing on your behalf.

•	Vote FOR continued EXECUTION, GROWTH and PROFITABILITY

•	Vote FOR a Board and management team with EXPERIENCE and a PROVEN TRACK RECORD

•	Vote FOR continued focus on MAXIMIZING VALUE for all shareholders

Protect your investment in QSI and vote the WHITE card today FOR QSI’s Board nominees — Craig Barbarosh, George Bristol, Mark Davis, Russell Pflueger, Steven Plochocki, Sheldon Razin, Lance Rosenzweig and Maureen Spivack.

We urge you to disregard any proxy materials Mr. Hussein may send you and to vote the enclosed WHITE proxy card today. If you have any questions or need assistance in voting your WHITE proxy card we encourage you to call our proxy advisers, MacKenzie Partners, Inc.

Sincerely,

/s/ Craig Barbarosh	/s/ George Bristol	/s/ Russell Pflueger

/s/ Sheldon Razin	/s/ Lance Rosenzweig	/s/ Steven Plochocki

/s/ Maureen Spivack

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

(212) 929-5500 (call collect)

or

Toll-Free (800) 322-2885

Quality Systems, Inc.

Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare subsidiary develop and market computer-based practice management, electronic health records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices and small hospitals. Visit www.qsii.com and www.nextgen.com for additional information.

INFORMATION REGARDING PARTICIPANTS

Information concerning the company and our directors, director nominees, and certain executives who are or may be participants in the solicitation of proxies in connection with the company’s upcoming 2012 annual meeting of shareholders is available in the definitive proxy statement filed by the company with the SEC on July 13, 2012.

ADDITIONAL INFORMATION

On July 13, 2012, the company filed its definitive proxy statement in connection with its 2012 annual meeting of shareholders, and on July 16, 2012, began the process of mailing such proxy statement to its shareholders, together with a WHITE proxy card. Shareholders are strongly advised to read the definitive proxy statement and the accompanying proxy card, as they will contain important information. Shareholders may obtain the definitive proxy statement, any amendments or supplements to such proxy statement, and other documents filed by the company with the SEC for free at the Internet website maintained by the SEC at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to such proxy statement may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

Statements made in this document, the proxy statements to be filed with the SEC, communications to shareholders, press releases and oral statements made by our representatives that are not historical in nature, or that state our or management’s intentions, hopes, beliefs, expectations or predictions of the future, may constitute “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements can often be identified by the use of forward-looking words, such as “could,” “ should,” “will,” “will be,” “will lead,” “will assist,” “intended,” “continue,” “believe,” “may,” “ expect,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” or “estimate” or variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance.

Forward-looking statements involve risks, uncertainties and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risk factors discussed under “Risk Factors” in our Annual Report on Form 10-K for fiscal year ended March 31, 2012, as well as factors discussed elsewhere in this and other reports and documents we file with the SEC. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time unless required by law. Interested persons are urged to review the risks described under “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal year ended March 31, 2012, as well as in our other public disclosures and filings with the SEC.

Investor Contacts:

Quality Systems, Inc.

Steven Plochocki, CEO

(949) 255-2600

splochocki@qsii.com

or

MacKenzie Partners

Larry Dennedy

(212) 929-5500

Media Contacts:

Quality Systems, Inc.

Susan J. Lewis

(303) 804-0494

slewis@qsii.com

or

Abernathy MacGregor

Tom Johnson or Mike Pascale

(212) 371-5999